Exhibit 4.3

CERTIFICATE OF TRUST

OF

BNSF FUNDING TRUST I

This Certificate of Trust of BNSF Funding Trust I (the “Trust”) is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust being formed hereby is BNSF Funding Trust I.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are U.S. Bank Trust National Association, 300 East Delaware Avenue, 8th Floor, Wilmington, Delaware 19801.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

U.S. Bank National Association, as Trustee

By:
Name:	Michael M. Hopkins
Title:	Vice President

Linda Hurt, as Trustee

By:

James Gallegos, as Trustee

By: